EXHIBIT 99.1
TRUE RELIGION APPAREL, INC.

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Rob Whetstone
PondelWilkinson Inc.
(310) 279-5980
TRUE RELIGION APPAREL REPORTS 2007
FIRST QUARTER FINANCIAL RESULTS

—	Significant Growth in Branded Retail Sales Drives Gross Margin to Record 56.3 Percent; Retail Store 4-Wall Operating Margin Exceeds 45 Percent —
VERNON, California — May 8, 2007 — True Religion Apparel, Inc. (Nasdaq: TRLG) today announced financial results for the first quarter ended March 31, 2007.
Net sales for the 2007 first quarter were $36.1 million, up from $35.6 million in the 2006 first quarter.
True Religion’s consumer direct business, which includes e-commerce and its growing branded retail rollout, increased significantly to $4.1 million versus $677,000 in the first quarter of 2006. The company’s U.S. wholesale sales in the 2007 first quarter were $25.1 million versus $25.6 million in the comparable period last year. The slight decrease primarily reflects a significant expansion of retail doors in the 2006 first quarter that necessitated both initial build-up of merchandise along with replenishment for sell-through. In the most recent quarter, the company’s sales were primarily for replenishment of retail sell-through. The international wholesale business was $6.9 million in the 2007 first quarter versus $9.3 million in the comparable period in 2006 primarily reflecting anticipated lower sales in Japan.
Gross profit in the 2007 first quarter increased to $20.4 million from $18.8 million in the first quarter of 2006, underscoring stronger sales in the consumer direct segment. First quarter 2007 gross margin grew to 56.3% compared with 52.7%, in the same period last year.
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“We are off to a strong start for the year,” said Jeffrey Lubell, chairman and chief executive officer of True Religion Apparel. “Our business is on plan, and we believe we have made the right investments over the past six months to further secure our foothold as a denim-inspired icon brand. Our retail business is expanding and providing very favorable financial metrics, and most importantly, our new product continues to resonate strongly with our customers and consumers. Our outlook for the year is very positive and should be marked with increasingly favorable results as 2007 unfolds.”
Selling, general and administrative expenses increased to $13.7 million in the quarter from $8.2 million in the same period in 2006. SG&A expenses excluding non-cash restricted stock expense and certain unusual items amounted to $8.4 million versus $7.0 million in the first quarter of 2006.
The company recorded $2.4 million in unusual charges in the quarter. These include a change in the accounting method for recognizing restricted stock grant expenses to better align such expense with the vesting schedule, resulting in an additional $1.2 million of pre-tax expense in the 2007 first quarter. Also, reflecting the build-up in the company’s design and finance departments and the departure of a former vice president of women’s design and a former CFO, incremental costs of $1.2 million associated with the separations were recorded in the most recent quarter.
In addition to the aforementioned unusual items, the company had $3.1 million of additional costs of which $1.3 million reflected operating costs for the continued growth in the company’s consumer direct segment. The company also incurred an additional $1.7 million in non-cash restricted stock expense for the stock grant that was given in January 2007. The remaining SG&A cost categories overall were flat compared with the same period last year with a reduction in sales commissions offsetting increases in occupancy and management costs.
Excluding the above-mentioned $2.4 million in unusual charges, which together amounted to approximately $1.4 million after income taxes, or $0.06 per diluted share, adjusted net income was $5.6 million, or $0.24 per diluted share, which exceeded the company’s plan of $0.23 per diluted share. This compares with net income of $6.5 million, or $0.28 per diluted share for the
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first quarter of 2006. On a reported basis, and calculated in accordance with GAAP, net income was $4.2 million, equal to $0.18 per diluted share, versus $6.5 million, or $0.28 per diluted share in the first quarter of 2006.
Management believes that including non-GAAP net income and net income per diluted share for the current period provides a useful and relevant measure for comparative year-over-year operating performance. Refer to the attached table for details regarding the basis for the adjusted net income per diluted share calculation.
2007 Financial Guidance
Based on its current visibility for 2007 and giving effect to various growth initiatives underway at the company, True Religion reiterated its previously reported financial guidance of net sales of approximately $167 million, reflecting a 20% increase over 2006. Excluding the first quarter’s unusual expenses of $2.4 million, which together amount to $0.06 per diluted share, earnings per diluted share guidance remains unchanged and is anticipated to be between $1.24 and $1.27 for the year.
Investor Conference Call
True Religion management will host a conference call to discuss the financial results and answer questions today at 4:30 p.m. ET. The conference call will be available to all interested parties through a live webcast at www.truereligionbrandjeans.com and www.earnings.com. Please visit the Web site at least 15 minutes prior to the start of the call to register and download any necessary software. For those unable to listen to the live broadcast, the call will be archived for a year at both sites. A telephone replay of the call will be available for approximately one week following the conclusion of the call by dialing (888) 203-1112 (domestic) or (719) 457-0820 (international) and entering passcode: 3624744.
About True Religion Apparel, Inc.
True Religion Apparel, Inc. is a growing, design-based premium global lifestyle brand. The company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high quality distinctive styling and fit, may be found in premier department stores and boutiques in 50 countries including the United States, Canada, Germany, United Kingdom, France, Spain, Scandinavia, Greece, Italy, Mexico, South America, Australia, South Africa, the Middle East, Korea, Japan, and China. For more information, please visit www.truereligionbrandjeans.com.
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This press release contains forward-looking statements within the meaning of the “safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
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TRUE RELIGION APPAREL, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$33,603,106	$44,877,637
Marketable securities, available for sale	14,971,359	—
Accounts receivable, net of allowances of $475,611 and $495,672, respectively	5,769,992	6,331,736
Due from factor, net of allowances (Note 3)	12,715,636	9,531,884
Inventory (Note 4)	8,757,101	9,399,305
Deferred tax asset	3,543,070	2,923,000
Prepaid and other receivables	1,130,932	1,391,300

Total Current Assets	80,491,196	74,454,862
Property and equipment, net (Note 5)	8,435,555	4,993,432
Other assets	880,596	719,051

TOTAL ASSETS	$89,807,347	$80,167,345

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$10,113,029	$9,170,611
Accrued payroll, vacation and bonus expense	498,766	431,665
Other accrued expenses	684,381	764,039
Accrued incentive compensation	189,882	1,200,359
Income taxes payable	2,640,234	625,767

Total current liabilities	14,126,292	12,192,441

Deferred property incentives	669,154	491,863
Commitments and contingencies
Shareholders’ Equity:
Preferred Stock, $.0001 par value, 20,000,000 shares authorized, 0 issued and outstanding, respectively	—	—
Common Stock, $.0001 par value, 80,000,000 shares authorized, 23,443,895 and 23,001,529 issued and outstanding, respectively	23,454	23,011
Additional paid in capital	22,668,882	19,323,150
Retained earnings	52,280,671	48,136,880
Accumulated other comprehensive earnings	38,894	—

Total Shareholders’ Equity	75,011,901	67,483,041

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$89,807,347	$80,167,345

TRUE RELIGION APPAREL, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months Ended March 31,
	2007	2006
Net sales	$36,148,617	$35,608,805
Cost of sales	(15,797,918)	(16,832,535)

Gross profit	20,350,699	18,776,270
Selling general and administrative expenses:
Selling and shipping	4,104,077	3,873,880
Retail	1,455,314	113,375
General and administrative	8,105,423	4,220,683

	13,664,814	8,207,938

Operating income	6,685,885	10,568,332

Other (income) expense:
Other expense, net	98,143	—
Interest income (net of $10,843 and $12,897 interest expense, respectively)	(440,943)	(74,849)

	(342,800)	(74,849)

Income before provision for income taxes	7,028,685	10,643,181
Provision for income taxes	(2,846,000)	(4,172,000)

Net Income	$4,182,685	$6,471,181

Earnings per basic share	$0.18	$0.29

Earnings per diluted share	$0.18	$0.28

Weighted average shares outstanding- basic	23,374,000	22,453,000

Weighted average shares outstanding- diluted	23,584,000	23,432,000

TRUE RELIGION APPAREL, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Three months Ended March 31,
	2007	2006
Operating Activities:
Net income	$4,182,685	$6,471,181
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	387,826	78,378
Provision for bad debt	(20,061)	93,019
Non-cash stock-based compensation expense	2,617,146	1,537,000
Deferred taxes	—	671,000
(Realized) unrealized gain on securities	38,984	(7,538)
Changes in operating assets and liabilities:
Accounts Receivable	581,806	1,019,773
Due from Factor	(3,183,752)	(5,399,086)
Inventory	642,204	(1,237,486)
Other receivable	260,368	608,696
Other assets	(163,890)	61,162
Accounts payable and accrued expenses	942,418	(49,665)
Accrued payroll, vacation and bonus expenses	67,101	486,641
Other accrued expenses	(79,657)	(395,009)
Accrued incentive compensation payable	(1,010,477)	—
Income taxes payable	2,014,467	1,982,090
Deferred property incentives	177,291	—

Net cash provided by operating activities	7,454,459	5,920,156

Investing Activities:
Purchase of property and equipment	(3,827,605)	(193,258)
Purchase of marketable securities	(14,971,360)	(6,056,147)

Net cash (used in) investing activities	(18,798,965)	(6,249,405)

Financing Activities:
Proceeds from exercise of stock options	69,975	82,272

Net cash provided by financing activities	69,975	82,272

Net decrease in cash and cash equivalents	(11,274,531)	(246,977)
Cash and cash equivalents, beginning of year	44,877,637	9,436,632

Cash and cash equivalents, end of year	$33,603,106	$9,189,655

Supplemental disclosure of cash flow information:
Interest Paid	$10,843	$12,897
Taxes Paid	$2,115,000	$1,518,910

TRUE RELIGION APPAREL, INC. AND SUBSIDIARY
MAY 8, 2007 EARNINGS RELEASE
RECONCILIATION AND DISCUSSION OF NON-GAAP FINANCIAL MEASURES
Non-GAAP Information – The table below shows the impact of specified items which occurred during the first quarter.
Reconciliation of non-GAAP performance measure to nearest comparable GAAP measure

	Three Months Ended March 31,
(in thousands)	2007		2006
Net Income	$4,183		$6,471

Specified items:
Modification of method for recognizing restricted stock grant expenses	1,185		—
Separation costs associated with departure of Chief Financial Officer and VP – Women’s Design	1,184		—

Taxes related to specified items	(950)		—

Adjusted net income	$5,602	*	$6,471

Reconciliation of non-GAAP performance measure to nearest comparable GAAP measure

Net Income per diluted share	$0.18		$0.28

Specified items:
Modification of method for recognizing restricted stock grant expenses	0.05		—
Separation costs associated with departure of Chief Financial Officer and VP – Women’s Design	0.05		—

Taxes related to specified items	(0.04)		—

Adjusted net income per diluted share	$0.24	*	$0.28

Weighted average shares outstanding- diluted	23,584,000		23,432,000

* – Excludes specified items.
In addition to disclosing results determined in accordance with generally accepted accounting principles, or GAAP, True Religion Apparel, Inc. (“the Company”) also discloses adjusted or non-GAAP results of operations that exclude certain items. Be disclosing this non-GAAP information, management intends to provide investors with additional information to further analyze the Company’s performance and underlying trends. In order to better assess operating trends, management utilizes a measure of adjusted net income and adjusted net income per diluted common shares on a non-GAAP basis that excludes these specified items, net of tax effects.
Management uses this information internally for forecasting, budgeting and evaluating the effectiveness of the Company’s operations strategies. Management believe it is important to provides inventors with the same metrics used by management to measure operating performance, which assists investors in analyzing the underlying trend in the Company’s business over time.
Non-GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as measures of the Company’s profitability or liquidity. Users of this information should consider the types of events and transaction for which adjustments have been made.